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                                                                      Exhibit 99

           Razorfish Announces Divestiture of its European Operations

         NEW YORK, December 13, 2001 - Razorfish, Inc. (NASDAQ: RAZF), the digital solutions provider, today announced it has agreed to divest its European operations. As a part of its objective of returning to profitability, Razorfish has signed a series of purchase agreements for local management to acquire Razorfish's operations in Amsterdam, Hamburg, Frankfurt, Munich, Oslo, and Stockholm.

         While specific financial terms of the deals were not disclosed, Razorfish has agreed to sell the stock of the respective entities together with all related assets and liabilities. It is expected that all of these divestiture activities will be completed by December 31, 2001.

         "The divestiture of our European operations is another step in our effort to return to profitability," stated Jean-Philippe Maheu, chief executive officer of Razorfish. "In making this difficult decision, we considered it was important for Razorfish to concentrate its energy and resources on growing its profitable operations located in the United States. We plan to continue to cooperate with our former European colleagues as opportunities arise."

About Razorfish:

         Founded in 1995, Razorfish is a digital solutions provider that helps leading companies generate competitive value by leveraging the power of digital technology. From strategy and design to system integration, Razorfish provides clients with opportunities to increase their return on investment, enhance productivity, and maximize the value of their relationships with customers, employees, and partners. Razorfish is headquartered in New York and has offices in Boston, Los Angeles, New York, San Francisco, Silicon Valley, and Tokyo. For more information visit: www.razorfish.com. Recent Razorfish clients include Ford Motor Company, Bechtel, Sony Corporation, DirecTV, Legg Mason, and HBO. For more information visit: www.razorfish.com.

Forward-Looking Statement Disclaimer

Safe Harbor Statements under the Private Securities Litigation Reform Act of
1995

         This release contains, in addition to historical information, forward-looking statements, including, but not limited to, the results of operations for the quarter ended September 30, 2001. We use words like "anticipates", "believes", "plans", "targets", "intends", "expects", "future" and similar expressions to identify forward looking statements. Forward-looking statements are subject by their nature to risks and uncertainties, and actual results could differ materially from those set forth in the forward-looking statements. Typical risks and uncertainties include, but are not limited to, those related to the number and size of projects completed in a given period, integration of acquisitions, international and domestic economic conditions including, without limitation, interest rate and currency exchange rate fluctuations, changes in competition, and other factors described from time to time in Razorfish's reports filed with the Securities Exchange Commission. In addition, we draw your attention to the

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risk factors identified by Razorfish's 2001 Form 10-K filed with the Securities
Exchange Commission on April 2, 2001 and its quarterly report on Form 10-Q, filed August 14, 2001. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by the securities laws.

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Contact:

David LaBar

Razorfish, Inc.
212-798-7941

dlabar@razorfish.com